Webb Blessley

911 Whispering Grove Ave

Las Vegas, NV 89123

Ph. 702-275-7820 email: wblessley@aol.com

June 1, 2016

Attn: Ubiquity, Inc. Board of Directors
Chairman, Chris Carmichael

9801 Research Dr.

Irvine, CA 92618

Dear Chris,

With a heavy heart I must ask that you please accept this letter as my official resignation from Ubiquity, Inc.’s Board of Director’s and as Secretary & Treasurer of the company as of today’s date June 1, 2016.

I have been having some personal family issues that are consuming the majority of my time and affecting my health and I feel I need to give my family my full attention. I have enjoyed every minute of working with each of you. I am so proud of what you (we) have accomplished.

Sincerely,

Webb Blessley